UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) April 14, 2010

GREEN PLANET BIOENGINEERING CO. LIMITED
(Exact name of registrant as specified in its charter)

Delaware	000-52622	37-1532842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20900 NE 30th Ave., Suite 842, Aventura, FL	33180
(Address of principal executive offices)	(Zip Code)

888-676-4445
Registrant's telephone number, including area code

(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – Other Events

Item 8.01: Other Items

(i)           On April 14, 2010, we entered into an agreement with One Bio, Corp. (“One Bio”) pursuant to which, among other things, (i) that certain Amended and Restated Green Planet Preferred Stock Purchase Agreement made effective as of June 17, 2009, between us and One Bio (“Amended and Restated GP Preferred Stock Agreement”) was cancelled, (ii) One Bio returned to us the 5,101shares of our preferred stock that we had issued to One Bio pursuant to the Amended and Restated GP Preferred Stock Agreement, and (iii) we returned to One Bio the 1,004,808 shares of One Bio common stock that had been issued to us pursuant to the Amended and Restated GP Preferred Stock Agreement.

(ii)           On April 14, 2010, we granted to One Bio an option to acquire 100% of the stock of Elevated Throne Overseas Ltd. (“Elevated Throne”), our 100% owned BVI subsidiary.  In the event One Bio exercises this option, the closing of the transaction will be subject to the approval of our stockholders.  As consideration for One Bio’s exercise of this option, One Bio will be required to (i) convert the $1,700,000 loan One Bio made to Elevated Throne on or about January 19, 2010, into an equity investment in Elevated Throne, (ii) convert the $300,000 loan One Bio made to us on or about September 1, 2009, into a $300,000 equity investment in Elevated Throne, (iii) cancel that certain Convertible Note Purchase Agreement between One Bio  and us dated on or about September 1, 2009, and (iv) cancel that certain 10% Convertible Bridge Loan Note Due September 1, 2010, in the principal amount of $300,000 from us to One Bio.

EXHIBITS:

Item 9.01: Financial Statements and Exhibits

Exhibit No.                                                                Description

10.01	Agreement dated April 14, 2010, cancelling that Amended and Restated Green Planet Preferred Stock Purchase Agreement.

10.02	Option to purchase 100% of the stock of Elevated Throne Overseas Ltd. dated April 14, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2010

By:	/s/ Min Zhao
Min Zhao
Chief Executive Officer